An Appraisal Report of

                Proposed Independent/Assisted Living Center
                East of SE 15th Street & Westminister Road
                           Midwest City, Oklahoma

                               86-Unit Facility
                                   (Phase 1)



                                 PREPARED FOR

                           MMR Investment Bankers
                       Mr. Jerry Martin, CEO/President
                      550 North 159th, East, Suite 300
                            Wichita, Kansas 67230



                                 PREPARED BY

                      Patrick 0. Glenn and Associates
                               P.O. Box 13603
                       Oklahoma City, Oklahoma 73113

                              DATE OF REPORT
                             August 13, 2001
                              EFFECTIVE DATE

                          "As Is" August 10, 2001
                       'As Completed" March 1, 2002


                      Patrick 0. Glenn & Associates, Inc.
                   R E A L    E S T A T E   A N A L Y S T S
  2723 Northwest 50th St - Oldahoma City, OK 73112. 942-3393.  Fax: 942-1711

                        Patrick O. Glenn & Associates, Inc.
                       R E A L  E S T A T E  A N A L Y S T S




                                                  August 13, 2001

Mr. Jerry Martin, CEO/President
MMR Investment Bankers
550 N. 159th Street, East Suite 300
Wichita, Kansas 67230


Re:   Proposed Village at Oakwood Phase I


Mr. Martin:


At your request, our firm has prepared a self-contained narrative appraisal report of the above captioned property located at:

                       East of SE 15th & Westminister Road
                             Midwest City, Oklahoma

The accompanying report is predicated on a site inspection and an investigation of the neighborhood and market for such properties. The analysis is based on prevailing economic conditions and has been processed in accordance with Title XI of FIRREA (Financial Institutions Reform, Recovery And Enforcement Act) as well as the Uniform Standards of Professional Appraisal Practice (USPAP) of the Appraisal Foundation.

Having considered all the facts relating to the valuation assignment, we have concluded that the 86 unit Independent/Assisted Living Center had the following estimated market value:




                              Patrick O. Glenn, MAI

   2723 Northwest 50th St  Oklahoma City, OK 73112. 942-3393.  Fax: 942-1711
                                  www.pog.com

                                 "as completed

                    SEVEN MILLION SIX HUNDRED THOUSAND DOLLARS
                                  ($7,600,000)
                              as of March 1, 2002


                                     "as is

                          THREE HUNDRED THOUSAND DOLLARS
                                    ($300,000)
                             as of August 10, 2001

contingent upon limiting conditions and "as is" condition and without an environmental audit. The property was not known to have any significant natural, cultural, recreational or scientific value and is not subject to any wetlands protection that we were made aware of in the course of our appraisal.



Respectfully,



                                       /s/ Patrick O. Glenn
                                       ________________________________
                                       Patrick O. Glenn, MAI
                                       Certified General Appraiser #10419

                               TABLE OF CONTENTS




APPRAISAL REPORT                                              PAGE
     Letter of Transmittal                                       i
     Table of Contents                                          ii
     Summary of Important Facts and Conclusions                iii

INTRODUCTION
     Identification of Property                                  1
     Property Rights Appraised                                   1
     Purpose of Appraisal                                        1
     Definition of Market Value                                  2
     Function of Report                                          3
     Date of Report                                              3
     Effective Date of Appraisal                                 3
     Statement of Ownership & Sales History                      3
     Scope of the Appraisal                                      4

GEO-ECONOMIC PROFFLE
     City Data                                                   6
     Neighborhood Data                                          13
     Market Study                                               15

PROPERTY PROFRLE
     Site Data                                                  20
     Building Data                                              23

HIGHEST AND BEST USE
     Highest and Best Use                                       27

VALUATION
     Valuation Process                                          29
     Rates, Risk & Reasonableness                               29
     Income Capitalization Approach                             36
     Cost Approach                                              46
     Sales Comparison Approach                                  53

CONCLUSION
     Reconciliation                                             59
     Marketing Period                                           60
     Certificate of Appraiser                                   61
     Contingent and Limiting Conditions                         62
     Resume of Appraiser                                        64

ADDENDA

                 SUMMARY OF IMPORTANT FACTS AND CONCLUSIONS

Type of Property:                Proposed independent/assisted living facility
                                 of about 72,000sf containing 86 units.

Location of Subject:             East of SE 15th Street & Westminister Road
                                 Midwest City, Oklahoma

Effective Date of Appraisal:     August 10, 2001 "as is"
                                 March 1, 2002 "as completed"

Purpose of Appraisal:            To estimate the value of the subject property
                                 in fee simple estate, unencumbered by
                                 mortgage or lien but subject to all easements of record. Respective of surface rights, only but inclusive of the contributory value of personal property (FF & E) required for going concern operation as an assisted living center.

Outline Description:             86-unit (phase I) proposed
                                 independent/assisted living center. The two-story structure is to be of contemporary design with gable roof and brick veneer.
                                 Situated on a 261,360 s.f. site.

Highest and Best Use:            As to be improved.

Value Indications:
Income Capitalization Approach:  $7,490,000
Cost Approach:                   $7,590,000
Sales Comparison Approach:       $8,000,000

Allocation of Value:
Land Value:                      $300,000
Personal Property (FF&E):        $365,500
Building & Site Improvements:    $6,934,500


Concluded Market Value:          $7,600,000; "as completed., and
                                 $300,000; "as is" inclusive of personal
                                 property, contingent upon limiting
                                 conditions and without environmental
                                 audit. The property is not known to have any significant natural cultural, recreational or scientific value and is not subject to any wetlands protection that we were made aware of in the course of our appraisal.

                                 INTRODUCTION




                        IDENTIFICATION OF PROPERTY

The appraised property is the first phase of an independent and assisted living center to be constructed in 2001/2002. The property will consist of a two-story frame and block building with brick veneer. The planned improvements will be of modern design and construction.

The phase I construction will consist of an assisted living area of 70
1 bedroom assisted living units, 8 studio units and 8 dementia rooms.
 The phase I portion of the facility will contain about 72,000sf of area with a total of 86 units. The units will be located along each side of a primary corridor. There will be a full service kitchen, dining room, reception room, day room and laundry as well as administrative offices and nursing facilities. There is no physical address but the site is in the 13000 Block of Southeast 15th Street about 1/2 mile east of the intersection of SE 15th Street and Westminister in Midwest City.


                          PROPERTY RIGHTS APPRAISED

The subject is appraised in fee simple estate as if unencumbered but subject to easements of record and respective of surface rights only. Fee simple estate is defined as:

     ... absolute ownership unencumbered by any other interest or estate subject only to the four powers of government. (source: American Institute of Real Estate Appraisers, The Dictionary of Real Estate Appraisal Second Edition, Page 120, Copyright 1989, The American Institute of Real Estate Appraisers; Chicago).


                              PURPOSE OF APPRAISAL

The purpose of this appraisal is to estimate the Market Value of the identified real estate in terms of the real property rights defined above.
 Included with the real estate are appurtenances attached thereto, however, non-realty items are excluded, other than those normally required for the operation of the property.

                                  INTRODUCTION




                          DEFINITION OF MARKET VALUE

"Market Value" is defined as the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently, knowledgeable and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby;

     (1)     Buyer and seller are typically motivated;

     (2) both parties are well informed or well advised, and each acting in what he considers his own best interest;

     (3)     a reasonable time is allowed for exposure in the open market;

     (4) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto;

     (5) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

     as set forth in 12 CFR Part 34 of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989

This definition of "market valiie" implies that for market value to be identifiable a sale must have actually or theoretically taken place on the effective date of the appraisal, and assumes that the property has actually or theoretically been exposed for sale for a reasonable marketing time.

The net value to the seller can be substantially less due to the costs associated with holding the property during the marketing period as well as marketing costs to sell the property.

"Market Value 'as is' on appraisal date", is defined as an estimate of market value of a property in the condition observed upon inspection and as it physically, legally exists without hypothetical conditions, assumptions, or qualifications, as of the effective date of the appraisal.

                                 INTRODUCTION






                             FUNCTION OF REPORT

The appraisal report has been prepared at the client's request for management, accounting, legal, loan underwriting or marketing purposes. If this report is intended for use in loan underwriting or collateral asset valuation, the 7-eadei, should carefully consider the definition of iliarket value. Restrictions on use of the report and dissemination of information to the public are outlined within contingent and limiting conditions contained in the Conclusion Section of this report and made an integral part of this analysis.


                               DATE OF REPORT

                              August 13, 2001


                         EFFECTIVE DATE OF APPRAISAL

                                  "As Is"

                             August 10, 2001

                             "As Completed"
                              March 1, 2002


                STATEMENT OF OWNERSHIP AND SALES HISTORY

The current owner of record is Village at Oakwood, LLC according to the Oklahoma County records. The subject was purchased for construction of the subject senior living facility in March 2001 as recorded at book 8031, page 482. The subject was purchased for a reported sales price of $306,000. No other transaction occurred in the 3-year period prior to the date of appraisal.

                                 INTRODUCTION





                            SCOPE OF THE APPRAISAL


The Appraisal Problem

The appraisal assignment requires the i-narket valuation of the fee simple estate as including the furniture, fixtures and equipment associated with the going concern operation of the independent/assisted living center.
The primary task was to identify the probable gross income which is attributable to the real estate and equipment and arrive at a market value for the property through the process of capitalization.

Special Assumptions and Limiting Conditions

No special assumptions or limiting conditions govern this appraisal assignment. All applicable assumptions and limiting conditions can be found in the Conclusion Section of this report.

Collecting and Confirming Data
The property was inspected and the market for nursing home properties was investigated. Data utilized in the report was obtained from public and private data sources including city and county records, property managers and information contained in the appraiser's files as well as other appraisers. Unless otherwise noted in the appraisal, sale prices were confirmed with either the buyer or seller or the broker handling the transaction.

Appraisal Process
The estimation of Market Value for a commercial property is the result of a multi-step analytical process which begins with the Geo-Economic Profile. This section studies the area economic climate, the real estate market and the neighborhood influences which impact the property.

The next step in the process is the Property Profile which presents all relevant data pertinent to the site and any improvements.

Most Probable Use (highest and best use) provides direction for the development of the three valuation approaches, the Income Capitalization, Cost and Sales Comparison Approaches. These separate techniques are interrelated by the market derived yield requirement as identified in the Rates, Risk and Reasonableness discussion.

                                 INTRODUCTION
SCOPE ... continued


The Income Capitalization Approach nieasi-ires value of the subject's ability or capacity to generate revenue as determined by market rents and occupancy trends. Net income after deduction of estimated operating expenses may then be capitalized by various methods to arrive at a present worth of anticipated future benefits.

The Cost Approach is an estimate of the replacement cost new of the subject improvements, less the allowance for accrued depreciation and plus the estimate of land value. This approach is most accurate when the improvements are new or of recent construction and modern technique.

The Sales Comparison Approach is based upon the principle of substitution which states that a prudent purchaser would pay no more for real property than the cost of an equally desirable substitute available on the open market. After proper analysis of comparable sales, a conclusion may be drawn as to the indicated value of the subject, given adjustments for market recognized differences.

The appraisal process concludes with the Reconciliation of the value indications in terms of the highest and best use, weighted by the indication which provides the best quality and quantity of data, and which best reflects the attitudes of the typical buyers.

The Marketability of the property considers the length of time required for exposure on the open market for the property to sell at the value concluded in this appraisal.

               [OKLAHOMA CITY STREET MAP INDICATING SUBJECT PROPERTY]

                             GEO-ECONOMIC PROFILE


                                  CITY DATA

     LOCATION
     Distance in miles from Dallas:          200
     Distance in miles from Tulsa:            95

     POPULATION

                          1980       1990        1995
     City               404,014     444,719     466,510
     County             568,933     599,611     625,300
     30-Mile Radius                             979,600

     CLIMATE
     Average Annual Temperature:       January 36     July 80
     Average Flying Days Per Year:     350
     Average Annual Rainfall:          32"
     Average Annual Snowfall:          9"

     MUNTCIPAL SERVICES
     Form of Local Government:         Manager/Council
     Fire Department Personnel:        Fulltime 950    Stations 33
     Fire Insurance Classification:    City 3          Adjacent 7
     Police Department Personnel:      1,031           Support 295
     Garbage Service Provided:         Yes --municipal
     Comprehensive City plan:          Complete
     Zoning:                           Yes--City
     Public Library:                   15

     UTILITIES
     Electric:                         Oklahoma Gas & Electric Company
     Natural Gas:                      Oklahoma Natural Gas Company
     Telephone:                        Southwestern Bell
     Source of City Water:             5 Reservoirs

     LABOR MARKET
     COUNTY NAME:                                   Oklahoma
                                          Male      Female      Total
     Civilian Labor Force              179,521     142,904     322,425
     Employed                          168,849     133,451     302,300
     Labor Avail. 30 miles               9,570       8,120      17,690

                             GEO-ECONOMIC PROFILE
CITY DATA...continued

                         MAJOR EMPLOYERS IN THE CITY

     Company Name            Product/Service              Number Employed
State of Oklahoma             Government                   37,400
Tinker Air Force Base         Military                     24,080
Oklahoma Health Center        Medical Services              8,674
Oklahoma City Public Schools  Education Services            5,300
Lucent Technologies           Communications                4,700
City of Oklahoma City         Government                    4,297
General Motors Corporation    Auto Assembly                 4,200
Baptist Medical Center        Medical Services              3,896
FAA Aeronautical Center       Aerospace Training            3,500
US Postal Service             Mail Delivery                 2,095
Southwestern Bell Telephone   Telecommunications            2,033
Seagate Technology            Computer Disk Drives          2,000
St. Anthony Hospital          Medical Services              1,858
Mercy Health Center           Medical Services              1,750
Oklahoma County               Government                    1,640
Southwest Medical Center      Medical Services              1,600
Dayton Tire Company           Tire Manufacturer             1,500
Oklahoma Gas & Electric Co.   Electric Utility              1,500



TRANSPORTATION

Major Highways:                  U.S. 62, 77, 270; S.H. 1, 3, 66, 152
Nearest Interstate Highway       I-35, I-40 & I-44 Distance of
                                 Interchange: local
Rail:                            Burlington Northern, Santa Fe,
                                 Union Pacific


MOTOR FREIGHT CARRIERS
More than 35 motor freight companies serve Oklahoma City with terminals. More than 10 motor freight companies have terminals in the city.


EXPRESS SERVICES

Name                     Terminal
United Parcel Service       y
Federal Express             y
Airborne Express            y
Purolater Courier           y

                              GEO-ECONOMIC PROFILE
CITY DATA...continued

AIR
Nearest Commercial Airport:     local
City:                           Oklahoma City
Airlines:                       American, Continental, Delta, Exec. Express,
                                Northwest, Southwest, TWA, United
Air Freight:                    Yes--more than 20 companies


EDUCATIONAL FACILITIES

Type                Number     Grades     Enrollment     Teachers     Ratio
Public              84         PK-12      37,235         2,261        16.5-1
Private Schools     37         PK-12       9,264          N/A          N/A

College or University               Distance
Oklahoma City Community College       local
Oklahoma City University:             local
University of Central Oklahoma:      12 miles
Oklahoma University:                 22 miles
Oklahoma State University:           64 miles

Vocational Schools            Miles
9 in the metro area:          local


MEDICAL FACILITIES
Number of Hospitals:         20     Total beds:  5,004
Number of Nursing Homes:     26     Total beds:  3,200

                             GEO-ECONOMIC PROFILE

CITY DATA...continued

Market Definition
The Oklahoma City Metropolitan Statistical Area (MSA) as defined by the Census Bureau, consists of 6 counties surrounding and including Oklahoma City. Situated in the center of the state, the MSA occupies 4,251 square miles. The population density of Oklahoma County, the heart of the MSA, is 850 people per square mile.

Metropolitan Statistical Area (MSA)
Total Population:               983,800
Total Adults (18+)              718,900
Projected 2000 Population     1,042,400

(Source:  Market Statistics,Producers of The Survey of Buying Power)

Designated Market Area (DMA)
Total Population:             1,501,900
Total Adults (18+)            1,100,700
Projected 2000 Population     1,557,000

(Source:  Market Statistics,Producers of The Survey of Buying Power)

                             DEMOGRAPHIC PROFILE
                              OKC Metro Market

---------------------------------------------------------
          Total Adults          % of Adults
---------------------------------------------------------
Income
          $50,000+                    24
          $30,000 - $49,999           25
          $20,000 - $29,999           21
          Less than $20,000           30
Education
          College Graduate            31
          Some College                28
          Trade School                 4
          High School Graduate        28
          Not High School Graduate     9
Occupation
          Manager/Professional        20
          Sales/Admin Support         21
          Production/Craft/Service    25
          Retired/Homemaker           24
          Other/Not Employed          10

----------------------------------------------------------

                            GEO-ECONOMIC PROFILE


CITY DATA ... continued


Culture
From the Festival of the Arts and Shakespeare in the Park to Broadway plays and the Oklahoma City Philharmonic Orchestra, cultural activities are found everywhere in the Metro area. The unique Festival of the Horse each fall reflects the Western heritage of this dynamic metropolitan area.
 Ballet and theater companies, the Oklahoma City Art Museum, the Kirkpatrick Center Museum Complex and a host of other opportunities await the visitor and resident alike.

Recreation
The sports enthusiast, whether participant or fan, will find an opportunity for many activities in the Metro area. Triple A baseball, CBA basketball, minor league hockey, Big Twelve college athletics and professional soccer keep Oklahoman's cheering throughout the year. Golf courses, amusement parks, the Oklahoma City Zoo and other attractions offer countless opportunities for leisure time activities.

Tourism
With a 16,000 seat convention center and an active Chamber of Commerce, Oklahoma City hosts over 480,000 convention delegates a year. Special attractions, such as the National Cowboy Hall of Fame, the State Fair and the renowned Remington Park race track, provided added incentives for visiting. The MAPS project will add a new baseball park, convention center, fine arts center and will enhance the CBD as a tourist attraction. Oklahoma's central location in the U.S. and affordable accommodations also make it an attractive site for conventions.

Travel
Oklahoman's love to travel, driving and flying to destinations throughout the United States and beyond. In 1996, over 70% of Metro households vacationed outside the Oklahoma City area, and 40% made a business trip outside the Metro area. Served by 7 major airlines, Will Rogers airport enplaned more than one and a half million travelers.

Corporate Headquarters
Because of its centralized location, favorable climate, growth, aesthetic developments and affordable cost of living, Oklahoma City has become a "central office city." Major companies based in Oklahoma City include Kerr-McGee, Macklanburg-Duncan, Scrivner, C.R. Anthony, Dolese Brothers, American Fidelity Assurance Company, Oklahoma Publishing Company, Braum's
Ice Cream, LSB Industries, CMI Corporation, Fleming Companies, Sonic Drive-In and Taco Mayo.

                             GEO-ECONOMIC PROFILE
CITY DATA...continued

                                MARKET SUMMARY

       ---------------------------------------------------------------------
                                     MSA             DMA       State Totals
       Category                  (6 counties) (34 counties)   (77 counties)
       ---------------------------------------------------------------------
       Population                    983,800     1,501,900       3,206,500
       Households                    377,400       577,300       1,229,600
       Income ($000)             $13,238,274   $18,876,918     $38,870,990
       Apparel/Access. ($000)       $422,670      $540,822      $1,041,857
       Automotive ($000)          $2,021,125    $2,526,195      $4,067,590
       Building Materials ($000)    $280,334      $373,154        $872,385
       Clubs/Restaurants ($000)     $742,592      $955,139      $1,870,622
       Department Stores ($000)     $694,728      $977,721      $2,267,832
       Drug Stores ($000)           $211,162      $309,866        $601,773
       Food Sales ($000)          $1,202,441    $1,853,645      $4,142,064
       Furniture/Appl. ($000)       $415,029      $495,937        $969,884
       General Merch. ($000)        $917,119    $1,271,718      $2,792,788
       Supermarkets ($000)        $1,162,419    $1,770,200      $3,947,594
       Total Retail Sales ($000)  $7,244,003    $9,797,535     $19,878,686

       ---------------------------------------------------------------------
Source:     Sales & Marketing Survey of Buying Power


       ----------------------------------------------------------
                         DMA NATIONAL RANKINGS
       ----------------------------------------------------------
            Population                                46
            Households                                44
            Effective Buying Income                   50
            Total Retail Sales                        52
       Ranking by Dollar Sales
            Food Stores                               56
            Eating & Drinking Establishments          51
            General Merchandise Stores                49
            Apparel/Accessories                       45
            Furniture/Appliances                      51
            Automotive Dealers                        41
            Building Materials/Hardware               76
            Drug Stores                               63

       ----------------------------------------------------------
Source:  Sales & Marketing Survey of Buying Power

                             GEO-ECONOMIC PROFILE



CITY DATA ... continued

Summary
The measure of the Oklahoma City metropolitan area indicates a stable economic situation with continued steady growth. Additional data from Southwestern Bell and the Oklahoma University Center for Economic and Management Research underscores this conclusion. The Gross State Product
(GSP) as measured in real 1982 dollars has been steadily increasing since 1987. According to the General Business Index (GBI), which is a composite of 25 key economic variables, the local economy has not recorded a negative quarterly change since the 4tl-L quarter 1991.

Residential building permits have risen each year since 1992 indicating population growth. With a cost-of-living index running about 9% below the national average and the cost of a home running about 23% below the national average, continued growth is expected. Office and industrial vacancy continues to decline and rental rates are also below national averages.

A statistic of particular importance to the sales tax revenue is indicated in the DMA national rankings by dollar sales. The Oklahoma City population is listed as 46th in the nation with most of the dollar sales of products ranked between 45th and 55th in the nation. However, auto dealership sales in Oklahoma City ranks 41st in the nation which is the highest ranking in any category for the metro area.

In summation, the Oklahoma City metro area is expected to continue the steady growth trend of recent years. The combination of central location, low cost-of-living and low real estate costs as compared to national averages is an advantage that ensures growth. Therefore, the future economic picture appears to be bright for the Oklahoma City metro area.

                [Neighborhood Map Indicating Subject Property]

                             GEO-ECONOMIC PROFILE




NEIGHBORHOOD DATA

A study of the neighborhood is important to the appraisal process. The neighborhood is defined as:

     "... a group of complementary land uses." (The Appraisal of Real Estate
     - Ninth Edition)

     "Neighborhood analysis provides a bridge between the analysis of general influences on all property values and the study of a particular subject property." (The Appraisal of Real Estate - Eight Edition)

The proposed assisted living center is to be located in the far southeast part of the Oklahoma City metropolitan area in Midwest City, and about ten miles from the Oklahoma City Central Business District.

Boundaries
     North:     Reno Avenue
     South:     Interstate 40
     East:      Anderson Road
     West:      Douglas Boulevard

Access
The neighborhood is accessed by I-40, a primary thoroughfare through Midwest City. East-West streets include SE 29th, SE 15th and Reno. North-South streets include Douglas, Post, Westminister and Anderson. Douglas and Anderson both have I-40 interchanges south of the subject property providing easy access to all areas of Oklahoma City.

Infrastructure

All city utilities and services are available to the neighborhood in the vicinity of the site.

Zoning and Use Restrictions

Predominant zoning for the immediate neighborhood is commercial at the SE 15th & Westminister intersection with residential zoning in most areas without major corner intersections.

                             GEO-ECONOMIC PROFILE


NEIGHBORHOOD DATA...continued

Environmental Issues
No environmental conditions were observed in the neighborhood which would negatively impact the property.

Development Trends
The neighborhood has not been fully developed with many undeveloped tracts available. Growth trends are toward this area of Midwest City.

Summary
The neighborhood near the subject has been an undeveloped area with both single family and acreage residential. The area around the intersection of SE 15th and Westminister is developing commercially.

                             GEO-ECONOMIC PROFILE




                                 MARKETSTUDY
                             Oklahoma City SMSA

The purpose of this market study is to analyze the elderly housing market and determine the existing supply of units available and the demand for such units in the Oklahoma City area. The assisted living centers, nursing centers and dementia rooms that are serving this need within the elderly housing market are studied. The study will also attempt to identify the potential future demand for such facilities.

The Oklahoma City planning department has prepared a document to assist in future planning. This document, the Comprehensive Housing Affordability Strategy Data Book (CHAS), presents an overview of the housing market within the city.


Affordable Housing for the Elderly - Oklahoma City

The following is an excerpt from the current CHAS five-year plan for Oklahoma City, page 103:


      Census data shows there are over 60,000 elderly residents in Oklahoma City. A high number of the elderly would be females who are surviving homemakers on very limited incomes. Many are renters who are cost burdened due to the inadequacy of survivor benefits to meet all of their living costs; many are in an ownership situation and are burdened due to maintenance and operation Of inefficient properties. For many owners, subsidized rental properties are a better living alternative.

      Census data shows that 17,086 households are persons who live alone and are over 65 (see page 13)

                             GEO-ECONOMIC PROFILE
MARKETSTUDY ... continued

Demographics

The U.S. Census Bureau provides population projections by age through 2025 in five year increments. Following are the Statewide projections by age and for the year indicated:

                                Persons by Age


Ages     Year
         2000       2005      2010     2015      2020      2025
50-54   214,374   241,535   265,525   255,932   224,296   219,728
55-59   175,640   216,519   246,208   271,443   262,373   229,823
60-64   147,035   174,992   218,476   249,057   275,053   266,702
65-69   133,571   141,573   170,397   214,018   244,435   270,424
70-74   115,823   120,439   129,068   156,512   197,562   226,097
75-79    96,272    99,536   104,179   112,672   137,583   175,007
80-84    63,654    72,499    75,677    79,552    86,922   107,163
85+      62,625    70,356    81,685    90,658    98,404   108,782

The July 1998 U.S. Census Bureau indicated a Statewide population of 3,346,700 with 201,110 persons or 6.01% in Cleveland County. Oklahoma County had 632,990 persons or 18.91% of the Statewide total. Together, 24.92% of the Oklahoma population reside in Cleveland and Oklahoma Counties. The following tables indicate the percentages by age that reside in these two counties.

                 Persons by Age (Oklahoma & Cleveland County)


Ages     Year
         2000       2005      2010     2015      2020      2025
50-54   53,422    60,191    66,169    63,778    55,895    54,756
55-59   43,769    53,957    61,355    67,644    65,383    57,272
60-64   36,641    43,608    54,444    62,065    68,543    66,462
65-69   33,286    35,280    42,463    53,333    60,913    67,390
70-74   28,863    30,013    32,164    39,003    49,232    56,343
75-79   23,991    24,804    25,961    28,078    34,286    43,612
80-84   15,863    18,067    18,859    19,824    21,661    26,705
85+     15,606    17,533    20,356    22,592    24,522    27,108

GEO-ECONOMIC PROFILE

MARKET STUDY... continued

Summary

The previous two tables indicate a growing elderly population. This is reported to be primarily through increases in medical technology and the growing health conscienceness of the population in general. The second table indicates a large local (Cleveland and Oklahoma Counties) elderly population. Even with the CHAS and Areawide Aging Agency (AAA) projections of up to 24% of the elderly population below the poverty line, there appear to be sufficient numbers in the over 50 age groups to support elderly housing.

One trend as reported by Senior Housing Net is that as the "baby boomers" grow older, there has been more thought to retirement. This age group will begin requiring elderly housing by 2005 and in large numbers by 2020.
 Many report retirement funds that would appear to indicate a decline in the percentage of elderly under the poverty line. However, these are projections and only time will tell.

The local trends would indicate that the existing 40-units within the subject are feasible and in line for future demands. There are currently about 2,600 rooms in retirement centers, residential care centers and assisted living centers in the Oklahoma City SMSA. There is an 80-room center scheduled for construction in far NW Oklahoma City, a 124-unit multiple care facility in Midwest City, along with recent openings of several other centers in the immediate vicinity of the subject property.



Payment Options
The following data is provided by Senior Housing Net:

There are various ways of paying for senior housing and long-term care; some of the most frequently accessed sources are summarized here.

     Private Funds
     Medicaid
     Medicare
     Long-Term Care Insurance
     Supplemental Security Income (SSI)

GEO-ECONOMIC PROFILE


MARKET STUDY... continued



Private Funds
Most people pay for independent living, assisted living and CCRC's out of their own pockets with private funds. There are some states which accept Medicaid for assisted living, but there is currently no program on the federal level, and private funds still account for approximately 90% of assisted living payments. About one-third of long-term care at nursing facilities is paid with private funds.

Medicaid
As defined in Title XIX of the Social Security Act, Medicaid is a joint Federal-State program which pays for medical services to eligible needy and vulnerable families and individuals. The State must offer basic services in order to receive matching Federal funds and the Medicaid program varies from State to State. Common services include but are not limited to:

     outpatient hospital services
     inpatient hospital services
     nursing facility
     services for persons aged 21 or older prenatal care physician services medical and surgical dental services home health and community-based care for persons eligible for nursing facility services laboratory and x-ray services nurse-midwife services pediatric and family nurse practitioner services family planning services and supplies

Medicaid is a vendor payment program, and States may pay for Medicaid services through HMOs or directly to providers. The Medicaid payment rates must be accepted as payment in full. States may elect to impose deductibles, co-insurance or co-payments on Medicaid recipients for some services.

As the U.S. population ages, Medicaid is being increasingly utilized for funding of long-term care. Currently, approximately 45% of nursing facility and home health services are paid for with Medicaid funds. An even larger percentage of these services are covered by Medicaid for persons utilizing more than four months of long-term care.

Medicaid pays for only about 10% of assisted living services, the majority being paid for with private funds. Several States have adopted Medicaid waiver programs to earmark funds toward assisted living, and this trend is expected to continue as cost remains a critical issue for both State and Federal governments.

                             GEO-ECONOMIC PROFILE
MARKET STUDY... continued

Medicare
As defined in Title XVIII of the Social Security Act, Medicare (Health Insurance for the Aged and Disabled) is a Federal health insurance program for aged (65+) and certain disabled individuals (e.g. persons with end-stage renal disease (ESRD) who require dialysis or a kidney transplant), regardless of income.

Medicare is defined as two parts, defined as follows:

Part A (Hospital Insurance): Provided automatically to individuals 65 and over who are entitled to Social Security, and to disabled persons who have received such benefits for at least 24 months. The health services covered under Part A are:

     Skilled Nursing Facility (SNF) Care
     Home Health Agency Care
     Inpatient Hospital Care

Part B (Supplementary Medical Insurance): Provided to almost all U.S. residents 65 or older, certain aliens 65 or over, and disabled individuals entitled to Part A. Part B coverage requires payment of a monthly premium, and primarily covers physician services. Also covered by Part B are non-physician services, including diagnostic tests, ambulance services, clinical laboratory tests, flu vaccinations and some therapy services.

Long Term Care Insurance: Long-term care insurance covers the cost of long-term care in certain types of care facilities, depending upon the policy. Some policies may cover stay in licensed nursing facilities, while others will only pay for home health care. Often, persons with a sizable asset base may wish to purchase a policy to protect these assets.

Supplemental Security Income (SSI): SSI is a state-regulated federally-financed financial assistance program for seniors in some assisted living residences (or their equivalent). SSI benefits are paid directly to the individual, who then pays for the services provided by the facility. Only some communities accept SSI, and are not required to admit residents who will use the program.

In summary, there are a number of elderly care housing options with a corresponding number of payment options. An individual has flexibility in choosing the level of care and payment options.

                   [Plat Map Indicating the subject property]

                              PROPERTY PROFILE


                                 SITE DATA


Location

The Village at Oakwood is to be located east of the intersection of SE 15th Street and Westminister Road in the eastern portion of Midwest City, Oklahoma.

Legal Description

The subject is legally described as:

Tract "E" in Oakwood Park to Midwest City, Oklahoma, a part of the NW14 of Section 8, Township 11 North, Range 1 West, more particularly described as:

Beginning 1,910 feet East of the Northwest corner of said NW14; thence East a distance of 415.00 feet; thence South a distance of 670.00 feet; thence West a distance of 415.00 feet; thence North a distance of 670.00 feet to the point of beginning, containing 5.91 acres or 257,300sf more or less.

Size/Shape/Frontage
The tract is rectangular in shape with 415 feet of frontage of along
SE 15th and 670 feet of depth.  As provided and described, the site contains
6.00 acres or about 261,360 net square feet.

Topography
The site is above street grade and is moderately sloped from west to east and relatively level from north to south with an eastward slope. The slope is sufficient for surface drainage.

Flood Hazard
The site does not lie in a flood hazard zone according to the Federal Emergency Management Agency Map No. 400405 0015 D revised March 8, 1983.

Soil Type
No soil engineering report was furnished for this appraisal. It is recommended that a soil engineer be consulted to determine suitability of soil base for specific development. No adverse conditions were observed which would limit the proposed use of the property.

                                PROPERTY PROFILE


SITE DATA...continued


Nuisances and Hazards
No environmental soil survey was provided for this appraisal. While no environmental hazards were observed, the appraisers are not trained in the detection of such problems. It is recommended that an environmental study be made to ensure that no hazardous materials are present in or near the site.

Access
The site is accessed via SE 15th Street, a section line street that is asphaltic paved with two lanes.

Ingress/Egress
The site is to be entered from SE 15th street.


Visibility
The site has good visibility from SE 15th street being above grade.


Utilities
All utilities are available to the site. Electric power is supplied by 0 G & E, natural gas by ONG and water/sewer by the City of Midwest City.

Improvements
See Building Data Section.


Zoning
The subject is zoned under a Planned Unit Development (PUD) that has been recently rezoned to a multi-family district. The planned improvements are allowed under the multi-family zoning.

Surrounding Land Uses
As stated, the subject is located 1,910 feet east of Westminister Road along the south side of SE 15th Street. To the north of the subject across SE 15th is vacant land. To the south and west is vacant land and residential subdivisions that are part of the Oakwood development. To the east is a platted single-family subdivision.

                                PROPERTY PROFILE


SITE DATA ... continued

Functional Adequacy of Site
The site appears to be will suited to its intended use as an independent and assisted living facility. The location makes it readily accessible to a middle to upper middle income residential neighborhoods in the growth corridor of Midwest City.

Easements
A complete survey was not furnished for this appraisal. It is our recommendation that a survey be conducted to identify possible encroachments as well as legal boundaries. No obvious encroachments were observed during the site inspection.

Covenants and Restrictions
No special covenants and restrictions beyond normal zoning codes were known to exist. A title search by a qualified firm is recommended to identify any encumbrances to ownership which might exist.

Ad Valorem Tax Account # 15-600-7021
The subject taxes are based upon a market value of $306,000 and an assessed value-of $33,660. The 2000 taxes were 3,464,62 and 2001 taxes are expected to be similar.

Tax Analysis
The property will be assessed after completion of the facility. We have estimated that the taxes at that time will be about $50,000 based on the value concluded in the report as compared to other independent and assisted living centers in the area.

                                  [SITE PLAN]

                               PROPERTY PROFILE



                                BUILDING DATA

The facility is to be developed with 86 units in phase 1. Construction is scheduled to be completed in early-2002. As indicated in the preliminary plans, the building will contain about 72,000sf in phase I.

                             ARCHITECTURAL DESIGN

The building is to be two-story and constructed in a contemporary "H" shape which allows a nursing station, kitchen, dining room and offices to be centrally located. The units (86) are located along a primary hallway. The building is to be constructed sonietime in late 2001 and early 2002 and the construction is described briefly as follows:

                                CONSTRUCTION

Substructure:                        Poured, reinforced concrete
                                     slab-on-grade.

Superstructure:                      Wood frame with brick veneer exterior
                                     facade.

Roof: Gable with heavy weight asphalt composition shingles.

Windows:                             Aluminum frame.

Doors: Aluminum/glass entry doors with steel doors at emergency exits. Interior doors solid core wood with wood frames. All doors are extra wide allowing handicap access.

Restrooms:                           Bathrooms with fiberglass tub enclosures
                                     in each resident room.  Separate common
                                     restrooms in the main corridor which
                                     include handrails and handicap access.

HVAC: Central multiple units for the offices, kitchen and common areas. Individual through the wall heat pump units for the resident rooms. Cottages to be central HVAC.

                                PROPERTY PROFILE

BUILDING DATA ... continued

Plumbing:                            Commercial grade conforming to city code.

Electrical:                          Conforming to code requirements for
                                     present use.

Interior Finish:                     Painted sheetrock with some coverings
                                     and wainscoting in hallways.

Parking:                             Parking to be on east (front) of the
                                     building.

Landscaping:                         Trees and shrubbery around perimeter of
                                     the building with grass lawn.

Furniture, Fixtures & Equipment:     Kitchen equipment included all necessary
                                     kitchen equipment, tables, stoves,
                                     refrigerators, freezers and dishwashing
                                     system.

                              PROPERTY PROFILE


BUILDING DATA ... continued


                          CONDITION OF IMPROVEMENTS

The subject independent and assisted living center is to be an attractive, well designed facility of good quality construction and good utility.
As a new structure there will be no deferred maintenance. The condition of the building is discussed in terms of effective age, functional utility and external forces which impact the property value.

Deferred Maintenance
This discussion includes those items of maintenance which need to be corrected or cured as of the appraisal date and which exceed normal routine maintenance. As a new building, there will be no deferred maintenance.

Effective Age/Physical Life
The effective age of a property considers the actual age and any gain or loss due to care and maintenance or lack of it.

Physical life is the number of years a structure or component is expected to remain serviceable without regard to functional utility. The shell structure of a building may have a potential physical life which far exceeds the practical life cycle of the property. The practical life cycle is dictated by the number of times the short-lived items can be replaced or renovated before the property is replaced or abandoned.

A discussion of effective age and estimated physical life provide the foundation for estimating physical deterioration of a property using the age-life method and also provides a basis for estimating remaining economic life which is important when forecasting future income potential.

The property should be in service by spring 2002 and will have no effective age at the time of completion. The physical life, new for the long-lived building structure is estimated to be 45 to 50 years according to Marshall
& Swift guidelines. The physical life, new for the short-lived components is treated separately in the Cost Approach section under accrued depreciation.

Remaining Economic Life
The remaining life of a property is estimated based on the experience of similar structures in the neighborhood or surrounding neighborhoods which are subject to similar economic forces. This estimated time is related to physical life remaining but can be shorter if the neighborhood economic cycle is deteriorating causing functional or external obsolescence.

                              PROPERTY PROFILE


BUILDING DATA ... continued

The neighborhood for the subject is stable and is expected to remain viable for the remaining physical life of the building of 45 to 50 years, the remaining economic life for the property.

Functional Utility
Functional utility is the ability of a property to compete with similar properties in the neighborhood. Diminished utility can result from deficiencies or superadequacies.

The subject is planned to be of modern design and construction and no functional obsolescence was observed.

External Obsolescence
External obsolescence is any loss in value due to forces outside the property and includes locational and economic factors.

No locational or environmental factors were observed in the neighborhood which would negatively impact this property.

The economic factors which impact a property arise from an imbalance in supply and demand as related to the subject. Economic obsolescence is measured by the rent loss due to low rents or occupancy in the neighborhood as compared to the rent required for feasibility. Economic obsolescence is analyzed in the Cost Approach Section under Accrued Depreciation.

                                     FF&E
Furniture, fixtures and equipment required for the normal operation as an assisted living center has been included in this appraisal. This includes beds, bedding, case goods, kitchen and laundry equipment, recreational equipment and some nursing support equipment. According to Marshall Valuation Service, the cost new of this equipment will typically be about $4,250/unit ($365,500). No detailed equipment list with replacement cost was available as of the date of the appraisal. The FF&E costs from Marshall's will be used in this analysis.

                               HIGHEST AND BEST USE



                                 MOST PROBABLE USE

Fundamental to the appraisal concept is the theory of highest, best or most probable use of the land "as vacant" and "as improved". Highest and best use may be defined as:

The reasonably probable and legal use of vacant land or art improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. (Source: The Appraisal of Real Estate Ninth Edition, Page 269; Chicago: The American Institute of Real Estate Appraisers; 1987)

The concept derives from the definition which states that market value is "the most probable price which a property should bring in a competitive and open market".

The term "most probable use" is used interchangeably with "highest and best use" but is preferred in this discussion because it implies a reasonable and practical use for property and not necessarily those uses which are speculative, even though they indicate a higher value.

The most probable use for the site is considered both "as vacant" and "as improved". There are four essential stages of analysis used in estimating highest and best use.

     1. Permitted Use: What are the legal and permitted uses, in reference to zoning and restrictions?

     2.     Possible Use: What physical application of the site is possible?

     3. Feasible (Probable) Use: What potential and legal uses will produce a net return to the land? Or, what permitted and physically possible uses are in demand in the market.

     4. Highest and Best (Most Probable) Use: Among the feasible or marketable uses, which use produces the highest return or present worth to the land?

                              HIGHEST AND BEST USE


HIGHEST AND BEST USE ... continued

Permitted Use
Uses permitted by the Midwest City planning department include most residential uses with no commercial or industrial uses allowed. As stated, re-zoning was required for the proposed use and the developer obtained the required zoning.

Possible Use
The site is of sufficient size to permit a small to medium commercial use or light industrial use as well as most residential applications.


Feasible (Probable) Use
The discussion of feasible or probable use is a market-driven concept and the market usually limits the number of property uses to a few logical choices.

The feasible uses for this site, that is, those uses which would provide a return to the land, are best indicated by the development trends which are apparent in the immediate neighborhood. This follows from the reasonable assumption that developers have carefully considered the market and have employed those uses which would maximize the return to their property.

There is little likelihood that, if vacant, the site would be developed for any specific use at this time due to the large number of competitive sites available in the immediate vicinity. One exception would be the intended use as an independent and assisted living center which is a viable and feasible use.

Highest and Best Use - As Vacant
The highest and best use analysis selects from among the feasible uses, that reasonably probable use which will produce the highest return to the land. Since none of the likely uses are considered feasible at this time, the highest and best use would be to hold as speculative land for future development until the market demand dictates construction. Considering the possible future uses, there are no alternative uses that would likely produce a higher return than the intended use. Therefore, the speculative buyer would likely purchase the land for a similar or the same use as the intended use as an independent/assisted living center.

                                   VALUATION



                              VALUATION PROCESS

As previously outlined, the valuation process recognizes fundamental geo-economic factors as well as physical characteristics that are influential and impactive on the property. More specifically, the appraisal problem addresses the economic viability of the property relative to market trends, anticipated revenues and the effects of change within the neighborhood.

Building on the economic and physical data developed in the preceding studies and considering the highest and best or most probable use for the property, the valuation process will employ all three appraisal techniques, the Income Capitalization, Cost, and Sales Comparison Approaches to develop various indications of value. These are considered the probable range of value for the property.

Definition and Description of Assisted Living Centers
Assisted Living Centers are a relatively new concept in the elderly care industry. As such, appraisal methodology is evolving to meet the demands of a new industry that in some ways is very unique. Rarely are these type properties sold or rented to an operator, so workable databases do not exist within the market. This presents a problem with the definition of Market Value, which presumes an active market of buyers and sellers. However, most centers trade as a going concern with no allocation available between business operation and real estate. Arriving at a realistic conclusion is not an easy task.




                             RATE ANALYSIS & SELECTION

Minimum Acceptable Yield
The underlying basis for valuing income producing real estate is the minimum Acceptable required to attract investors to a property considering alternative investment opportunities and the risks associated with ownership. The concept of valuing commercial real estate based on a minimum acceptable yield is a logical extension of the definition of market value which states that "the buyer and seller, (are) each acting prudently, knowledgeably and assuming price is not affected by undue stimulus".

                                   VALUATION

Minimum acceptable yield can be defined as that anticipated reward which is sufficiently high to attract a buyer and sufficiently low to justify selling. Further explained, the buyer desires the highest reward (yield) possible but if the yield potential is too high, the seller will not sell but will hold the property and enjoy the benefit for himself.

It is our belief that most market value sales of real estate are transacted at a price that reflects a prospective yield which falls within a narrowly defined range of minimum acceptable yield rates. If this premise can be supported, the minimum acceptable yield becomes the point of equilibrium in the field of variables which influence real estate valuation.

Unless this concept is accepted and applied, the valuation of real estate continues to be a practice of subjective art with one too many variables present, in most instances, to permit true economic modeling.

If a minimum acceptable yield, or narrow yield range does exist and can be identified, and we believe it can, then the classic approaches to value, the Income, Cost and Sales Approaches become dependable economic models as viewed from three perspectives but with a common reference point, or point of equilibrium, being the minimum acceptable yield.

Identifying A Minimum Acceptable Yield
We have explored several avenues to identify what might be considered a minimum acceptable yield for real estate. The first of these was the use of nationally published investor surveys as well as surveys of local investors. The second was a study of historical yield performance achieved by real estate over time.

A third avenue explored the comparative rates available in the market and constructed a yield rate model by adding to a safe rate various premiums for management, illiquidity and risk. A yield rate is then selected based on these studies which provides a reasonable incentive to attract a buyer to the property.

National Investor Surveys
The nationally published survey by Peter F. Korpacz and Associates identifies equity yield rate ranges for various type of real estate as well as equity cap rates, residual cap rates and an average yield range for high and low grade investments in real estate.

                                    VALUATION

                            KORPACZ SURVEY - SUMMARIZED
                                 3rd Quarter 2000

                         Equity     Equity    Residual
Property Type            IRR's     Cip Rate  Cap Rates
Regional Mall Market     11.24%     8.44%     8.68%
Power Center Market      11.27%     9.58%     9.75%
CBD Office Market        11.18%     8.91%     9.41%
Suburban Office Market   11.04%     9.22%     9.56%
Industrial Market        10.98%     9.08%     9.41%
Apartment Market         11.45%     8.63%     9.10%

Source: Korpacz Real Estate Investor Survey, 3rd Quarter 2000, Price Waterhouse Coopers

Local Investor Survey
In addition to the national surveys shown above, we have discussed yield requirements with several prominent local investors and real estate advisors.

While most buyers may not consciously calculate yield in the decision process, the consensus was that the minimum yield of 12% would be required to attract them to a property. This is not to say that a buyer does not hope that he can do much better than the minimum yield. It merely says that if he cannot see at least the minimum yield he will not complete the deal.

                           National Market Indicators
                                 2000 - 2001

            Regional Mall         Office             Industrial     Apartment
          1st Qtr  4th Qtr   1st Qtr   4th Qtr   1st Qtr  4th Qtr   1st Qtr  4th Qtr
Discount  11.45%   11.41%     11.31%    11.04%    10.90%   10.88%   11.41%    11.41%
OAR        8.78%    8.70%      9.38%     8.92%     9.08%    8.96%    8.58%     8.57%
Residual   8.98%    8.95%      9.61%     9.46%     9.49%    9.41%    9.07%     9.04%

Source: Valuation Insights & Perspectves, The Appraisal Institute, 2nd Quarter 2001.

Comparative Rates
Another recognized method for identifying a minimum acceptable yield rate considers alternative investments to real estate. At any given time in the market, there is a limited amount of capital available and various investments must

                                 VALUATION
compete for these capital funds. This competition is measured in terms of anticipated yield which is recognizably influenced by the relative safety or risk as reflected by the following benchmark investment rates.


                               MONEY RATES

                         Mar 01    Jan 01    Mar 00    Jan 00
Prime Rate               8.32%     9.05%     8.83%     8.50%
Federal Discount Rate    4.81%     5.52%     5.34%     5.00%
3-mo. Treas. Bills       4.42%     5.15%     5.72%     5.43%
6-mo. Treas. Bills       4.28%     4.95%     5.85%     5.52%
5-Yr. Treas. Bonds       4.64%     4.86%     6.50%     6.58%
10-Yr. Treas. Bonds      4.89%     5.16%     6.26%     6.66%
Corporate Bonds (Aaa)    6.98%     7.15%     7.68%     7.78%
Corporate Bonds (A)      7.61%     n/a       8.07%     8.15%
Corporate Bonds (Baa)    7.84%     7.93%     8.20%     8.33%

In reviewing alternative investments and their yield, we have considered the four major components influencing the rate of return, i.e.; the safe rate, a management premium, an illiquidity premium and risk premiums.

Risk Free Rate
The safe rate is the current market rate on risk-free investments. The safe rate, or risk-free rate, moves up and down with changes in both supply and demand in the money market. The treasury bond rate is often used as an acceptable measure of the risk-free rate because in theory, there is no chance that the government will default on interest or principal payments.

Management-Premium
Management premium is a charge for the cost of administering an investment, even though the investment vehicle may be passive in nature. Traditional mortgage loans require a substantial amount of administrative time and effort. Late payments must be collected, loans in default must be foreclosed, and insurance and tax payments must be foreclosed, and insurance and tax payments must be escrowed and subsequently disbursed. When compared to a loan with the U.S. Treasury which involves virtually no lender administration - typically lenders pay .25% - .50% (25-50 basis points) of the gross yield to a servicing company to perform these duties.

                                   VALUATION

Illiquidity Premium
Illiquidity exists when lenders or investors give up the right to withdraw their money immediately. The higher interest yield nori-nally paid on longterm government bonds as compared with short-term government securities is an elementary example of illiquidity premium. Real estate is recognized as a long-term investment and may require a discount to liquidate if the need should arise. This premium is the amount added to the risk free rate to provide sufficient discount to effect an immediate sale. The formula is as follows:

     Illiquidity Premium = Risk Free Rate/Discount Rate - Risk Free Rate

where the Discount Rate is the present value of one (1) at the risk free rate for the number of years required for a normal marketing period.

Risk
Risk premiums are additional interest amounts added to compensate for the perceived risk of the investment. The greater the perception of risk the greater the return required. Risk premium is associated with the principles of anticipation and change. Default risk is the risk that either the principal/interest payments or yield will be less than that contacted for or anticipated, or will be paid after the due date. The default risk premium considers financial strength, integrity and quality of the tenant. This premium is similar to the extra interest charged by a lender for a second mortgage position and is usually about 200 basis points above a first mortgage.

Another form of risk arises from uncertainty of the market in the future. The longer term holding periods associated with real estate investment require,, an additional premium for the risk of change which reflects the perceived volatility of the market. Until the late 1970's, real estate was considered a very stable investment, however during the past decade values have rapidly inflated and deflated.

The premium for risk of change or reliability factor is applied to account for a volatility in inflation rates beyond the long term average rate which is incorporated in the risk-free rate above. This premium is calculated as the difference between the current risk free rate and the previous four-year average. The logic is that rates always tend to return to the norm.

Allocations to the various elements which comprise the yield rate are illustrated in the two models as follows:

                                   VALUATION

                          CONSTRUCTED YIELD RATE MODEL

            Risk-free Rate (10-Yr U.S. Bond):           4.89%
            Management Premium:                         2.00%
            Illiquidity Premium:                        2.00%
            Default Risk:                               1.00%
            Reliability Factor                          1.55%
            Indicated Yield Rate:                      11.44%


                          CONSTRUCTED YIELD RATE MODEL

            Market Rate (Corporate Baa Bonds):          7.84%
            Management Premium:                         2.00%
            Illiquidity & Risk Premium:                 3.00%
            Indicated Yield Rate:                      12.84%


Summary
Both national and local data indicate that real estate investors are willing to accept yields in the range of 10% to 13% with predominate yield requirements around 11% to 12%. Considering the economic forces, neighborhood and physical characteristics of the property and current market conditions, a yield rate of 12% has been selected for this analysis. This rate is believed to be a reasonable incentive to attract capital to the property provided that net income prospects are accurately estimated.

In the Income Approach, this yield rate provides a means of capitalizing anticipated net income to produce an indication of value. The yield rate can be applied as a discount rate to periodic incomes in a discounted cash flow analysis or, when modified by an anticipated annual rate of change, provides an overall rate by which a single years income can be directly capitalized into an indication of value.

The yield rate provides a basis for the developer's required rate of return in the Cost Approach by which economic appreciation or depreciation may be calculated, which, when applied to the depreciated cost of a property, will convert a replacement or reproduction cost estimate to a market value indication.

The yield rate also provides a point of equilibrium or continuum through the Sales Approach as a test of reasonableness for abstracted overall rates. The difference between the required (minimum) yield and the indicated overall rate, based on a

                                   VALUATION
reasonable income projection, is the annualized appreciation or depreciation anticipated by the buyer at the time of reversion.

As supported, developed and illustrated the minimum yield requirement for real estate is an integral and significant part of this analysis.
As discussed the yield requirement becomes a common factor in all three approaches or indications and a significant element of the valuation process.

                                   VALUATION

INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is that the value of a property is the present worth of all the net income it will produce over its useful life, or for a specified holding period, plus the anticipated reversion value of the property at the end of the holding period.

The Income Approach measures the gross income potential of the property as indicated by public and private rents and adjusts for vacancy which are estimated from a study of current and recent vacancy rates for all facilities and for the subject.

From the effective gross income are deducted operating expenses based on actual costs and compared to typical costs incurred by similar properties. The resulting net operating income is then converted to an indication of value through one of several capitalization techniques.

The market study previously outlined in this report discussed the potential demand as indicated from a demographic profile of the Oklahoma City area. In addition to the general data in the market study, the following assisted living centers operating in the Oklahoma City metroplex are outlined.
These centers are considered to be direct or indirect competition to the proposed subject facility.

                                    VALUATION

INCOME CAPITALIZATION APPROACH ... continued

                                Rent Comparable 1

Forest Glade Assisted Living    2500 N Glade Avenue
No. Units                       106
Yr. Built:                      1990
Occupancy:                      99%
Unit Features:                  microwave - refrigerator - walk-in tub
                                enclosures
Utilities:                      all paid
Concessions:                    None - $100 deposit
Comments:                       This property was built as an independent
                                living apartment complex and was expanded to
                                include 38 assisted living units.  It is in
                                excellent physical condition and the
                                independent living units are full with a
                                waiting list.  The assisted living area has
                                one vacancy.
Services:                       Three meals per day; 24 hour staff; nurse on
                                staff; medical supervision; weekly
                                housekeeping; van service; personal
                                assistance

   Type Unit              Unit Size   Rent    $/SF
1 bed-independent living   530sf     $1,189  $2.24
 1 bed-assisted living     530sf     $1,689  $3.19
     extra persons         $811

                                   VALUATION

INCOME CAPITALIZATION APPROACH...continued

                              Rent Comparable 2

Emerald Sq. Assisted Living     701 N Council Road
No. Units                       60
Yr. Built:                      1995
Occupancy:                      98%
Unit Features:                  microwave - refrigerator - walk-in tub
                                enclosures
Utilities:                      all paid
Concessions:                    None - $100 deposit
Comments:                       This property was built as an assisted living
                                center with 60 assisted living units.  It is
                                in excellent physical condition and the units
                                are nearly full with one vacancy.
Services:                       Three meals per day; 24 hour staff; nurse on
                                staff; medical supervision; weekly
                                housekeeping; weekly laundry; van service;
                                personal assistance; secured premises

Type Unit                   Unit Size     Rent     $/SF
efficiency-assisted living    225sf     $1,175     $5.22
1 bed-assisted living         290sf     $1,300     $4.48
  extra persons               $950

                                   VALUATION

INCOME CAPITALIZATION APPROACH ... continued

                              Rent Comparable 3

Rivermont Assisted Living       750 Canadian, Norman
No. Units                       59
Yr. Built:                      1995
Occupancy:                      98%
Unit Features:                  full kitchens - walk-in tub enclosures
Utilities:                      all paid
Concessions:                    None - $100 deposit
Comments:                       This property was built as an assisted living
                                center with 59 assisted living units and 70
                                total beds.  It is in excellent physical
                                condition and the units are nearly full with
                                one vacancy.
Services:                       Three meals per day; 24 hour staff; nurse on
                                staff; medical supervision; weekly
                                housekeeping; van service; personal assistance

Type Unit                       Unit Size   Rent     $/SF
   private-assisted living       320sf     $1,995    $6.23
semi-private-assisted living     420sf     $1,495    $3.56
       extra persons             $100
     premium location            $100

                                   VALUATION

INCOME CAPITALIZATION APPROACH ... continued

Rent Comparable 4

Alteria Sterling House          2435 NW 122nd
No. Units                       37
Yr. Built:                      1996
Occupancy:                      100%
Comments:                       This property was built as an assisted living
                                center with 37 assisted living units.  During
                                1999 the facility was converted to a dementia
                                care facility.  Minor renovation, primarily
                                securing the property more fully, were
                                completed.  The facility is 100% occupied
                                with a waiting list.
Services:                       Three meals per day and snacks; 24 hour staff;
                                nurse on staff; weekly housekeeping; weekly laundry; secured premises

Type Unit        Unit Size    Rent     $/SF
  studio unit      220sf     $1,650*   $7.50
1 bedroom unit     284sf     $1,845*   $6.50
1 bedroom unit     312sf     $1,950*   $6.25
  move-in fee      $600

*additional levels of assisted care are available @Nitliin the same units outlined above with fees based upon individual assessment

                                   VALUATION

INCOME CAPITALIZATION APPROACH ... continued

                                Rent Comparible 5

The Mansion At Waterford        6110 N Penn
No. Units                       n/a
Yr. Built:                      1999
Occupancy:                      unavailable (property is in the initial
                                leasing phase)
Comments:                       This property was built as a retirement
                                center with independent living, assisted
                                living, nursing and dementia care units.
                                It is in excellent physical condition having
                                opened in the last few months.
Services:                       Three meals per day; 24 hour staff; nurse on
                                staff; medical supervision; weekly
                                housekeeping; daily bed making & trash;
                                weekly laundry; van service; personal
                                assistance; secured premises

Type Unit                Unit Size     Rent     S/SF
ind. living efficiency     360sf     $1,895     $5.26
ind.  living 1 bedroom     380sf     $2,095     $5.51
ind.  living 1 bedroom     455sf     $2,295     $5.04
ind.  living 1 bedroom     585sf     $2,595     $4.44
ind.  living 1 bedroom     825sf     $3,095     $3.75
ind.  living I bedroom     950sf     $3,195     $3.36
ind.  living 1 bedroom     99osf     $3,395     $3.43
    extra persons                      $500
   assisted living*            $400; $800; $1,200

*three levels of assisted care are available within the sai-ne units outlined above with fees of $400, $800 and $1,200 per month above the independent living rates

                                   VALUATION

INCOME CAPITALIZATION APPROACH ... continued

Market Rents
The five previously outlined assisted living and alzlieimer's centers indicate a consistent range of rental rates in the Oklahoma City market. The variances in rates are minimal and are primarily due to room size, amenities and services offered. Phase I of the proposed subject facility will offer 1 bedroom assisted living units, studio assisted living units and alzheimer's units. The projected rates are to be as follows:

     (70) 1 bed units     @ $1,850 per month:     $22,200 annual per unit
     (8) studio units     @ $1,400 per month:     $16,800 annual per unit
     (8) alzheimer units  @ $2,750 per month:     $33,000 annual per unit

These rates are for level one care. Higher levels of care will increase as follows; level 2 $200/month; level 3 $400/month; level 4 $600/month. A second person charge is $700 per month. The projected rates for both the assisted living and the dementia (alzheimer) units appear to be near those indicated in the market and the subject rates are projected for spring 2002. It should also be noted that each center has latitude to define which services are included at each level of care. This also can reflect a difference in rates per room from one center to another in the same market.

Potential Gross income
The rents for the subject appear to be sufficiently in line with the local market to have confidence in the projections. The subject rents produce the following:

     (70) 1 bed units     @ $1,850 per month x 12:     $1,554,000
     (8) studio units     @ $1,400 per month x 12:       $134,400
     (8) dementia units   @ $2,750 per month x 12:       $264,000
                                                        ---------
     Total:                                            $1,952,400

*Additional income of about $200,000 is projected for additional care levels and 2nd persons

                                   VALUATION

INCOME CAPITALIZATION APPROACH ... continued

Vacancy
The five comparable retirement centers were indicating full occupancy with the exception of one center. Some of the centers have waiting lists in addition to being 100% occupied. As new rooms are added to the supply in the local market, the occupancy levels will tend to decline. However, at present there is more demand than rooms available and occupancy should remain strong. A stabilized occupancy level of 95% for the subject is considered reasonable given possible pre-leasing and high demand.

Expenses
The following proforma indicates projected operating costs for phase
I of the proposed center. The expenses are estimated from data provided and as compared to operating expenses for competitive facilities in the Oklahoma City market.

The expense categories as outlined are estimated both from the projected data for the subject and from known expenses for competitive centers.

In addition to the expenses as estimated, an additional item known as "replacement reserves" is added to account for the replacement of short lived components of the real estate improvements. The maintenance expense usually covers most upgrades of short lived items, however roof replacement and HVAC are not covered under the maintenance costs. The "replacement reserves" accounts for these items.

                                   VALUATION

INCOME CAPITALIZATION APPROACH ... continued

                          INCOME - EXPENSE PROFORMA
Revenue
(70) 1 bed units     @ $1,850 per month x 12:     $1,554,000
(8) studio units     @ $1,400 per month x 12:       $134,400
(8) dementia units   @ $2,750 per month x 12:       $264,000
                                                   ---------
Potential Gross Income:                                         $1,952,400
Less Vacancy:                   10% PGI                           -195,240
Add Miscellaneous Income*:                                        +200,000
Effective Gross Income:                                         $1,957,160


Expenses
Salaries & Wages:         26.0% EGI   $5,917/ unit   $508,862
Employee Benefits:         4.5% EGI   $1,024/ unit     88,072
Taxes (non-payroll):       2.5% EGI     $569/ unit     48,929
Utilities:                 4.0% EGI     $910/ unit     78,286
Insurance:                 1.3% EGI     $296/ unit     25,443
Marketing:                 1.5% EGI     $341/ unit     29,357
Maintenance:               1.0% EGI     $228/ unit     19,572
Laundry & Linen:           1.4% EGI     $319/ unit     27,400
Housekeeping Supplies:     0.5% EGI     $114/ unit      9,786
Food & Kitchen Supplies:   8.5% EGI   $1,934/ unit    166,359
Social Services Supplies   0.3% EGI      $68/ unit      5,871
Administration:            1.7% EGI     $387/ unit     33,272
Property Taxes:            2.7% EGI     $614/ unit     52:843
Reserves for Replacement:  2.0% EGI     $445/ unit    391,143
                                      ------        ---------
TOTAL EXPENSES:           57.2% E/R  $13,177/ unit               1,133,195
                                                                 ---------
Net Operating Income:                                             $823,965


                                  CAPITALIZATION

Capitalization is the process of converting anticipated future benefits to present worth. In selecting the appropriate techniques for converting the net operating income into an estimate of value, several methods were considered; Mortgage-Equity Capitalization, Discounted Cash Flow Analysis and Direct Capitalization. Both the Mortgage-Equity and Direct Capitalization methods produce an indication of value based on a single year's net income. When the net income stream is predictable a stabilized year can be selected and the resulting value indication is meaningful.

                                   VALUATION

INCOME CAPITALIZATION APPROACH ... continued

                         DIRECT CAPITALIZATION METHOD
The use of Direct Capitalization in assisted living facilities is a valid method because of the consistency of the incoi-iie stream caused by the partial governmental controls of the income. This consistency throughout the state allows the appraiser to apply direct capitalization because of the stabilized income that is predictable year to year.

The sales of existing assisted living cei-iters outlined in the Sales Comparison Approach provides some support for the overall rates as derived from these sales. This '-market derived" data, when the income is accurate and stable is accorded great weight in the analysis.

The two sales produced overall rates of 10.97% and 11.00%. The subject is representative of the norm and an overall rate near the mean is appropriate. Data provided by a survey of lenders and investors in National Investment Conference for Senior Housing and Long Term Care Industries (NIC) publications indicates rates of between 10.3% and 12.8% for assisted living facilities with an average of 11.2%. The survey included 64 assisted living properties nationally. The subject is representative of the norm and an overall rate near the mean is appropriate. However, the survey was from 1999 and early 2000 data when interest rates were higher. Therefore, the subject NOI will be capitalized at a rate of 11.0%, indicating the following value.

$823,965 (NOI) / 11.00% = $7,490,591

Summary
The capitalization of the net operating income to an investor produced an indicated value of $7,490,591 which is inclusive of furniture, fixtures and equipment (personal property) necessary for the operation of the assisted living center business.

This value is based on the 86 units for which phase I of the center is to be constructed. The indicated value is for "as completed" condition and is contingent upon timely completion of construction in accordance with the preliminary drawings included in the addenda of this report.

VALUE INDICATION By The INCOME CAPITALIZATION APPROACH (rnd):   $7,490,000

                                   VALUATION

                                COST APPROACH

The Cost Approach to value is based upon the principle that a prudent purchaser would not pay more for a property than the cost to reproduce or replace it, without costly delay. The approach involves estimating the value of the subject site as if it were vacant and available to be put to its highest and best use, to which is added the value of the present worth of the improvements. The value of the improvements is based on the current cost of reproducing or replacing them, inclusive of entrepreneurial profit, less any accrued depreciation.

The square foot method of estimating costs is used more than any other method in this area, and this is the method adopted in estimating the cost of the subject improvements. The rates per square foot for each of the various types of improvements have been obtained by checking the costs of erecting similar type newly built properties in the area, contrasted with estimates provided by Marshall Valuation Service, a national cost estimating firm.

                                 Site Valuation

The Cost Approach commences with a valuation of the subject site. In the discussion of highest and best use, it was concluded that the reasonably probable-highest and best use of the subject site was the proposed use as an independent/assisted living center. The following land sales are presented for comparison to the subject site of 261,360sf (6.00 acres).

             [COMPARABLE LAND SALES INDICATING SUBJECT PROPERTIES]

                                   VALUATION

COST APPROACH ... continued

LAND SALE NO. 1
Location:                       NW/C of Westminister Road & SE 15th
Date:                           August 1999
Grantor:                        1st Oklahoma Mortgage Investment Co.
Grantee:                        Land Improvements, LLC
Consideration:                  $220,000
Conveyance:                     WD; Book 7662, Page 1270
Terms:                          Cash sale
Comments:                       This property contains 109,771sf (2.52 acres)
                                and was purchased for development of a retail
                                center.  The site is rectangular with corner
                                exposure and frontage on both Westminister
                                Road and SE 15th.  The property is within the
                                Midwest City limits with commercial zoning and
                                city utilities are reported to be available.
Analysis:                       $220,000/109,771sf = $2.00 per sf


LAND SALE NO. 2
Location:                       NE/C of Westminister Road & SE 15th
Date:                           August 1999
Grantor:                        Diverse Properties, LLC
Grantee:                        Land Improvements, LLC
Consideration:                  $750,000
Conveyance:                     WD; Book 7654, Page 399
Terms:                          Cash sale
Comments:                       This property contains 380,714sf (8.74 acres)
                                and was purchased for development of
                                condominium offices.  The site is rectangular
                                with corner exposure and frontage on both
                                Westminister Road and SE 15th.  The property
                                is within the Midwest City limits with
                                commercial zoning and city utilities are
                                reported to be available.
Analysis:                       $750,000/380,714sf = $1.97 per sf

                                   VALUATION

COST APPROACH ... continued

LAND SALE NO. 3
Location:                       East of Westminister Road & SE 15th
Date:                           March 2001
Grantor:                        Oakwood East Development Co., LLC
Grantee:                        Village at Oakwood, LLC
Consideration:                  $306,000
Conveyance:                     WD; Book 8031, Page 482
Terms:                          Cash sale
Comments:                       This property contains 261,360sf (6.00 acres)
                                and is the purchase of the subject site.  The
                                site is rectangular with frontage on SE 15th
                                east of Westminister Road.  The property is
                                within the Midwest City limits with office
                                zoning and city utilities are available.
Analysis:                       $306,000/261,360sf = $1.17 per sf


ANALYSIS
The three previously described sales represent the best data available for estimating the value of the subject tract. All three of these sales were purchased for a specific use and are located along SE 15th within 1/2 mile of the subject. There is moderate sales activity in the subject area with a few of sales occurring each year. The sales are summarized as follows:


Sale                                                  Sales      Price/
No.         Date     Size          Use                Price         SF
1           8/99     109,77lsf     retail center     $220,000     $2.00
2           8/99     380,714sf     offices           $750,000     $1.97
3           3/01     261,360sf     living center     $306,000     $1.17
Subject     8/01     261,360sf     living center

                                   VALUATION


COST APPROACH... continued


                              MARKET ADJUSTMENTS


Property Rights Conveyed
All properties were transferred in fee simple estate. No adjustment was required.


Financing Terms
Sales were cash to the sellers and/or third party mortgage financing at market terms requiring no cash equivalency adjustment.

Conditions of Sale
All sales were arms length. No conditions were known which would have influenced the price paid for these properties. All of the sales were purchased for a specific use. No adjustment were made for unusual conditions of sale or items of personal property.

Market Conditions
These sales occurred between August 1999 and March 2001. The market has been relatively stable or increasing slightly for this type property during this period and no adjustment was supported by the data.

Location
All of the sales were located in the immediate vicinity of the subject. The sales each have SE 15th exposure like the subject and are considered similar to the subject in location. Sales 1 and 2 have corner exposure and the sales prices are $0.85 and $0.82 per sf higher than sale 3. With a negative adjustment of $0.85 per sf, these two sales indicate values of $1.15 and $1.12 per sf.

Physical Characteristics
The physical characteristics of the sales varied somewhat. All of the properties were of vacant land along SE 15th Street. Size varied but all of the sites were suitable for the intended use with no difficulty in development. Topography, utility availability and zoning were similar with no market supported adjustments.

Summary
The three sales depicted a range of value from $1.15 per sf up to $2.00 per sf prior to adjustments. When sales 1 and 2 are adjusted for corner exposure a value of $1.13/sf is indicated. All three sales exhibit a mean of $1.14 per square foot.

                                   VALUATION


COST APPROACH... continued

With emphasis on sale 3 because it is the subject site, the following is considered to best represent the subject's place in the market:

261,360 sf x $1.15 psf = $300,564

Estimated Land Value (Rounded) $300,000

                                   VALUATION
COST APPROACH ... continued

Replacement Cost

In developing the subject improvement's current replacement cost, new, information obtained from the construction cost estimate provided was consulted. The cost new from Marshall & Swift is outlined below as it is in line with the estimated cost provided. The overall cost is a blend of costs for the cottages and the primary building because the cost per sf is within $0.20 for each type of unit.

     Indicated Unit Cost:                                    $82.68/sf
     Perimeter Area Multiplier                 1.000
     Story Height Multiplier                   1.000
     Local Multiplier                          0.910
     Current Multiplier                        1.100
                                                                x1.001
                                                             ---------
                                                                $82.76
     Add Entrepreneurial Profit @ 12%                             9.93
     Total                                                      $92.69

Building Replacement Cost, New:
     Gross Building Area:                   72,000sf
     Unit Cost:                             x $92.69
                                            --------

     TOTAL BUILDING REPLACEMENT COST, NEW:                  $6,673,680

                              Depreciation
Physical/Incurable Building:
     Age/Life Depreciation:     (0%)                                -0

     Depreciated Value of Building:                         $6,673,680

                              FF&E Cost
     86 Units                          ($4,250/unit)          $365,500

Site Value:
     Site Improvements Replacement Cost:    $250,000
     Age/Life Depreciation:                     (0%)
                                             -------
     Depreciation:                                -0
     Depreciated Value of Site Improvements:                  $250,000

     Land Value Estimate:                                     $300,000

                                    VALUATION
COST APPROACH... continued


                            Replacement Cost Analysis

Building Replacement Cost, New:                             $6,673,680
FF&E Cost, New:                                                365,500
          Add Site Improvements:                               250,000
                                                               -------
Total Improvement Costs, New:                               $7,289,180
          Add Land Value:                                      300,000
                                                               -------
Total Cost, New Improvements and Land:                      $7,589,180

                             Replacement Cost Summary

Building Replacement Cost, New:                             $6,673,680
Physical Depreciation:                                              -0
Depreciated FF&E Cost:                                         365,500
          Add Site Improvements, Depreciated:                  250,000
                                                               -------
Total Improvement Costs, Depreciated:                       $7,289,180
          Add Land Value:                                      300,000
                                                               -------
Total Depreciated Property Value:                           $7,589,180
          Less Economic Obsolescence:                               -0
Value Indication:                                           $7,589,180



               VALUE INDICATED by COST APPROACH (rnd): $7,590,000

                                    VALUATION


                            SALES COMPARISON APPROACH

The Sales Comparison Approach is a method of estimating market value by comparing the subject to similar properties which have sold recently. This approach is based on the principle of substitution which states:

     ". . . the value of a property that is replaceable in the market tends to be set by the cost of acquiring an equally desirable substitute property." (Source: The Appraisal of Real Estate, Eighth Edition, Pages 310-311. Chicago: The American Institute of Real Estate Appraisers; 1983).

This approach is recognized as an objective analysis when recent sales are available which are considered to have a similar highest and best use and the terms and conditions affecting the sale are known and are adjusted for recognized market dif ferences.

Market sales activity for assisted living centers has been very limited in the Oklahoma City area. Most of the competitive assisted living centers have been constructed since 1994 and are still operated by the original developer. There are two facilities that have sold in the Oklahoma City market. These two sales represent the only local indication of value for existing assisted living centers. Four additional sales located throughout the U.S. are referred to but will not be relied upon in this analysis.

                                    VALUATION



                                   Sale No. 1

                              GARDENS AT RIVERMONT
                           800 Canadian Trails Drive
                                Norman, Oklahoma

This facility is a one-story, Cape Cod style built in 1995. The building features asphalt, hipped, shingled roof with brick exterior facade, wood frame portico with brick posts and concrete parking area and through the wall heat pumps. The independent living units have full kitchens but the assisted living units do not. The rooms feature plush carpeting, call buttons and have a sprinkler system. The bathrooms feature ceramic tile on the floor and a formed seat in the shower. Meals are served in a central dining area for the occupants.

                                  Rent Schedule

NO.    TYPE                              SIZE     BASE RENT
48     Assisted Living/l bed private     320sf     $2,000
11     Assisted Living/l bed shared      420sf     $1,500
Extra person (shared room only)                    $1,500
Deposit (refundable)                                 $750

                                     Services
Three meals per day, 24 hour staff, nurse on staff, medial supervision, weekly housekeeping, some laundry service, van service, personal assistance.

Sale Data
Date:                         8/7/95
Buyer:                        Arizona Baptist Retirement Center
Seller:                       SMG
Conveyance:                   WD; Book 2656, Page 1034
Consideration:                $3,500,000
Terms:                        Cash to Seller
Actual Occupancy at Sale:     57%

Appraiser's Proforma Based on Seller's Income Expense Data:
      PGI: $1,677,780; VACANCY: 10%; EGI: $1,510,000; EXPENSES: $1,125,000;
NOI: $385,000

Units of Comparison:
     UNIT PRICE:$59,322;EGIM,2.31;NOI/Unit:$6,525;OAR: 11.00%

                                   VALUATION


                                  Sale No. 2

                             ALTERRA STERLING HOUSE
                              4101 N. Council Road
                                Bethany, Oklahoma

This facility was built in 1994 as a 26-unit assisted living center.
The building features a quadrangle design with covered porches and lawn furniture characteristic of the floor plan for this franchised center.
The building has frame construction with brick veneer and vinyl siding with some Ashlor cut limestone on the front. The roof is gable with asphalt shingles. There is a hardwood entry floor and plush carpeting in the main parlor. The dining area has tight looped carpet. The walls are painted sheetrock and wallpaper with stippled ceiling. The building has smoke alarms and a sprinkler system. There is a stone-faced fireplace in the common area which also features oak trim. There is a library for the residents use. Each room features cabinetry inside the front door, under the counter 3 cu. ft. refrigerator and microwave oven. The bathroom features a fiberglass bath enclosure which is fully walk-in and handicapped accessible and special chairs for the shower.

                                  Rent Schedule

NO.            TYPE                           SIZE     BASE RENT
6            Assisted Studio                  294 sf     $1,842.50
10           Assisted Living/l bed            319 sf     $2,035
10           Assisted Living/l bed deluxe     360 sf     $2,178
Extra person                                               $600
Move in fee                                                $600

                                    Services

Three meals per day, 24 hour staff, nurse on staff, medial supervision, weekly housekeeping and laundry service, van service, personal assistance, secured premises.

Sale Data
Date:                         3/22/96
Buyer:                        Meditrust of Kansas, Inc.
Seller:                       Sterling House Corp.
Conveyance:                   WD; Book 6873, Page 2202
Consideration:                $1,502,000
Terms:                        Cash to Seller

Appraiser's Proforma Based on Seller's Income Expense Data:
     PGI: $610,255; VACANCY: 10%; EGI: $549,230; EXPENSES: $384,461;
NOI: $164,769

Units of Comparison:
UNIT PRICE: $51,793; EGIM, 2.73; NOI/Unit: $6,337; OAR: 10-97%

        [OKLAHOMA CITY MAP INDICATING THE COMPARABLE BUILDING SITES]

                                    VALUATION


MARKET ADJUSTMENTS

Property Rights Conveyed
All properties were transferred in fee simple estate. No adjustment required.

Financing Terms
None of the sales involved seller financing, therefore, no adjustments were required for cash equivalency due to favorable financing.

Conditions of Sale
All sales were arms length. No conditions were known which would have influenced the price paid for these properties. All of these sales included the personal property (FF&E) required for operation as an assisted living center.

Market Conditions
These sales occurred August 1995 and in March 1996. The market has improved since this period of time due to the general economic climate and the lower interest rates for mortgage financing. However, the assisted living center market is currently developing and there is not sufficient data available to support an adjustment. Therefore, no adjustment was made for this condition.

Physical Characteristics/Location
New facilities or facilities which receive above average management and maintenance tend to attract a higher occupancy. Because most of the assisted living centers in this market are of recent construction there is no support for adjustments. Therefore, we have made no adjustments for these differences.

Unit Price/Unit
The two sales depict prices per room of $59,322 and $51,793 with a mean of $55,557 per room. There is not sufficient data for a pattern but the two sales appear to be consistent with a difference of about $7,500 per room.

The price per unit or per bed does not appear to be a valid method for estimating value for the subject property. Assisted living centers vary considerably in interior features and in ancillary space like offices, exercise areas, common areas, laundry space and space usage other than for the actual living units. The amount of space within a particular property that is not included in unit size is a factor that can vary from as low as 50% to as high as 80%. The subject property has a ratio of living space to total building size of approximately 57.2%.

                                   VALUATION


The net rentable are (NRA) within the two sales is about 74% and 70%.
If adjusted for this difference, the two sales would be adjusted upward by 17% and 13%. When these adjustments are applied, the two sales indicate unit prices of $67,034 and $60,598. Using the upper end of the range still does not place the subject near the values indicated by the Income and Cost approaches

                                   "'As Is"
                       86 Units x $65,000/unit = $5,590,000


Price Per Square Foot
A price per sf was also abstracted from the two local sales. In terms of per sf of net rentable area (rooms or units), the sales produced very consistent values of $175.18 and $175.59. These indications are considered accurate because the square footage of rooms is the income producing portion of any retirement center or assisted living center. The age of these two centers is also a factor that requires some adjustment in comparison to the proposed or "new" subject physical condition. Using a life of 45 years with an age of 5 and 6 years respectively, the two sales would be adjusted upward by 11% and 13%. This adjustment would produce a price per square foot of NRA of between $194.45 and $198.42.

Applying $195.00 per sf of net rentable are produces the following for the subject:

                      41,200sf (NRA) @ $195/sf = $8,034,000

VALUE INDICATION SUMMARY

          Price/Unit or Room:              $5,590,000
          Price/SF (NRA):                  $8,034,000


Summary
The indications produced by the two methods produced varying values.
The value indication produced by the price per sf of net rentable area is very consistent. In addition, this method relies upon the income producing portion of a property and is considered a significant market indicator. The price per unit or room produces varied values and is less accurate because of the required adjustment to account for the differences in percentage of net rentable area from center to center. However, the adjustment to the price per sf of NRA for building age is some what subjective.

                                   VALUATION





For these reasons, the price per square foot of net rentable area will be given more weight and is considered to be an accurate indication given the limited market data available. Therefore, the two methods produce the following value.

VALUE INDICATION By The SALES COMPARISON APPROACH (rnd):   $8,000,000

                                   CONCLUSION

                                 RECONCILIATION

The process of valuation encompasses the entire body of data as outlined within the appraisal report. The purpose of this appraisal was to estimate market value of the fee estate as if unencumbered and respective of surface rights only. The City and Neighborhood Data provide a foundation from which market data was abstracted, analyzed and employed in the subsequent appraisal process. The Market Study depicted the current market conditions and available data for independent/assisted living properties in the state of Oklahoma.

As outlined by the appraisal process, the approaches employed have produced the following indications of value for the subject property.

          INCOME CAPITALIZATION APPROACH:     $7,490,000
          COST APPROACH:                      $7,590,000
          SALES COMPARISON APPROACH:          $8,000,000
          FF&E VALUE:                           $365,500
          LAND VALUE:                           $300,000

The indications of value have been based on direct and indirect interpretation of available market data and current activity. A reasonable and supportable range is illustrated by these interdependent approaches respective of prevailing economic and market conditions and reflective of "Highest and Best Use" of the site.

The Income Capitalization Approach developed an indication of value based on forecasted income for the property and capitalized using an underwriting model which allowed us to structure a typical mortgage-equity relationship which would maximize the property value and provide adequate security to the investor. Reflecting available income and occupancy, the Income Approach parallels the thinking of investors and therefore, provides a realistic value indication for the subject to an investor/buyer.

The Cost Approach provides an indication of value for a subject property, "as is" or "as depreciated" based on replacement cost. The approach also provides an indication of site value and illustrates accrued depreciation, based on age/life. The Cost Approach is particularly valid for new or proposed properties like the subject and provides a reasonable value indication for the subject.

                                   CONCLUSION


RECONCILIATION ... continued

The Sales Comparison Approach is recognized as objective in assemblage of data, however, interpretation of market activity may be subjective given limitations of the data base or sample. The properties outlined and analyzed exhibited the only data available and indicate the limited sales activity for this type property.

Based on analysis of data as outlined and supported in this appraisal report and giving weight to the indication produced by the Income and Cost Approaches, it is the opinion of the appraiser that the stabilized "market value" of the proposed property "as completed" was:

                               "AS COMPLETED" VALUE

                    SEVEN MILLION SIX HUNDRED THOUSAND DOLLARS
                                  ($7,600,000)
                              as of March 1, 2002;
inclusive of personal property (FF&E) of $365,500 required for operation as an assisted living center;

                                  "AS IS" VALUE
                                   (Land Only)

                          THREE HUNDRED THOUSAND DOLLARS
                                    ($300,000)
                               as of August 10, 2001

contingent upon limiting conditions and "as completed" physical condition and without environmental audit.

Marketability
The discussion of marketability considers the length of time required for exposure on the open market for the property to sell. Knowledge of a reasonable marketing period can be important when the appraisal is used for loan underwriting or collateral asset valuation, since a long marketing period can result in a substantial reduction in net value to a seller due to holding costs over the marketing period and costs associated with the sale of the property. With strong demand and limited sales, a marketing period of 6 months to a year is considered appropriate with an aggressive marketing effort.

                                   CONCLUSION


APPRAISER'S CERTIFICATION

The undersigned does hereby certify that, except as otherwise noted in this appraisal report:

1.     The statements of fact contained in this report are true and correct.
2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are my personal, unbiased professional analyses, opinions, and conclusions.
3. I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest or bias with respect to the parties involved.
4. My compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.
5. My analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity ,vith the Uniform Standards of Professional Appraisal Practice.
6. I have made a personal inspection of the property that is the subject of this report.
7. No one provided significant professional assistance to the person signing this report.
8. This appraisal assignment was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.
9. I am currently certified under the Appraisal Institute's continuing education program. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.
10. This appraisal report has been made in conformity with and is subject to the requirements of the Code of Professional Ethics and Standards of Professional Conduct of the Appraisal Institute.
11. The real estate, which is the subject of this appraisal report was valued as of March 1, 2002; at $7,600,000; "as completed" and as of August 10, 2001; at $300,000; " as is" without environmental audit, and contingent upon limiting conditions contained herein.


                                       /s/Patrick O. Glenn
                                       ________________________
                                       Patrick O. Glenn  MAI
                                       Certified General Appraiser #10419

                                   CONCLUSION


                       CONTINGENT AND LIMITING CONDITIONS

The effect of any appraisal is predicated by the terms of the assignment and logical assumption, which together form the basis of the analysis.
The following conditions and assumptions, together with lesser assumptions embodied in the report, constitute the framework of the analysis and the conclusions.

1. This report expressed the opinion of the appraiser, relative to the defined value of the subject property, as of the date of the appraisal. The value conclusions are in no way contingent upon reporting of a specific value, nor is the compensation paid to the appraiser predicated on reporting a predetermined value. The subject property was appraised in fee simple, as a whole, and unencumbered by mortgage or liens. The appraisal applies to surface rights only. Subsurface value, such as minerals and oil, if any, are not included in this report.
2. No responsibility is assumed for legal matters, nor is this report to be construed as rendering any opinion as to the quality of title, which is assumed to be good and merchantable. The value is reported without regard to questions of title, boundaries, encroachments, environmental regulations, licenses, or other matter of legal nature unless non-compliance has been stated, defined, and considered in the appraisal report.
3. The legal description furnished by the client to this appraiser is assumed correct, but it has not been verified by legal counsel or a licensed surveyor. It is included for the purpose of identification only and should not be used in conveyance or other legal documents.
4. The various sketches and exhibits included in this appraisal are placed herein to assist the reader in visualizing the property under appraisal. These drawings are not based on actual surveys, and no responsibility is assumed for their cartographic accuracy.
5. Possession of this report does not carry the right of publication, duplication, or reproduction of it, or any part of it, nor may it be used by anyone other than the party for whom it is made without prior consent of the appraiser. The appraisal report can only be considered true and valid with the original signature of the appraiser.
6. The appraiser assumes that there are no hidden or unapparent conditions of the property, subsoil, or structures which would render it more or less valuable. No responsibility is assumed for such conditions or for engineering which may be required to discover them.
7. This appraisal is based upon present conditions of the national and local economics, the present purchasing power of the dollar, and present financing, rates and terms as of the date of this appraisal. This appraisal assumes that the property will be competently managed, leased, and maintained by financially sound owners over the projected period of ownership.
8. The information, documentation and market data reported in this appraisal is believed to be reliable, but no responsibility is assumed for accuracy as much of it was furnished by others and assembled by the appraiser. Wherever possible, the information was checked, verified, or confirmed by the appropriate available means.

                                   CONCLUSION


CONTINGENT AND LIMITING CONDITIONS ... continued

9. This appraisal must be used in whole and not in part. The distribution of values to land and improvements and the totals apply only under the present program of utilization. No part of this appraisal shall be used in conjunction with any other appraisal, and all opinions expressed herein are invalid if so used.
10. The appraiser will not be required to give testimony or attendance in court or before other legal authority by reason of this appraisal without prior agreement and arrangement between the employer and the appraiser.
11. Disclosure of the contents of this appraisal report is governed by the By-Laws and Regulations of the Appraisal Institute .
12. Neither all nor part of the contents of this report (especially any conclusions as to value, the identity of the appraiser or the firm with which he is connected, or any reference to the Appraisal Institute or the M.A.I. designation) shall be disseminated to the public through advertising media, public relations media, news media, sales media, prospectus for securities, or any other public means of communication without the prior written consent and approval of the undersigned.
13. Unless otherwise stated in this report, the existence of hazardous material, which may or may not be present on the property, was not observed by the appraiser. The appraiser has no knowledge of the existence of such materials on or in the property. The appraiser, however, is not qualified to detect such substances. The presence of substances such as asbestos, ureaformaldehyde foam insulation, or other potentially hazardous materials may affect the value of the property. The value estimate is predicated on the assumption that there is no such material on or in the property that would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.
14. The value estimate contained herein is contingent upon completion of the proposed improvements in accordance with the preliminary plans and in a timely manner.
15. The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA, could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this fact could have a negative effect upon the value of the property. Since we have no direct evidence relating to this issue, we did not consider possible non-compliance with the requirements of ADA in estimating the value of the property.

                                RESUME OF APPRAISER
                               PATRICK 0. GLENN, MAI
                             Certified Appraiser #10419


ANTECEDENT INFORMATION
Born August 1947, resident of Oklahoma City since early childhood. Attended public schools, graduated from college and pursued a banking career.
Since 1973, 1 have been involved in mortgage lending and real estate appraising of all types of income producing properties. In May 1981, I established an office as an independent fee appraiser. I was awarded membership in the American Institute and designation of MAI, in October 1982.

The Appraisal Institute conducts a voluntary program of continuing education for its designated members. MAIs and RMs who meet the minimum standards of this program are awarded periodic Educational Certification. I am not currently certified under this voluntary program. Attendance at educational courses and seminars in subsequently outlined.

PROFESSIONAL EDUCATION
     Appraisal Institute     Course I-A:     Basic Valuation
                                             Procedures
                             Course I-B:     Capitalization
                                             Theories & Technique
                             Course VI:      Investment Analysis
                                             and Evaluation
                             Course III:     Industrial Valuation

 SEMINARS:                   Standards of Professional Practice
                             Basic Valuation
                             Sales Comparison
                             Cash Equivalency
                             Rates-Ratios
                             Market Analysis

     Mortgage Bankers
     Association:            Income Property Case Study I and II
                             PUD Finance Seminar
                             Joint Venture Finance Seminar

AFFILIATIONS                 Oklahoma City Metropolitan Board of Realtors
                             Discipline Committee, Oklahoma Real Estate
                             Appraisal Board
                             Great Plains Chapter, Appraisal Institute
                             Market Data Research (member)

FORMAL EDUCATION
     1970:                   Attended School of Law at Oklahoma
                             City University (no degree)
     1969:                   Graduate; University of Denver with B.S. in
                             Economics

EMPLOYMENT EXPERIENCE
     1980 - 1981:            Vice-President Real Estate Division, First
                             National Bank and Trust Co., of Oklahoma City.
     1977 - 1980:            Executive Vice-President, Harper Groups, Inc.,
                             real estate investment corporation.
     1969 - 1977:            Assistant Vice-President, Real Estate Division,
                             Liberty National Bank and Trust Co.

APPRAISAL EXPERIENCE
     Office:                 Urban & suburban office buildings, multi- and
                             single-tenant.
     Banks:                  Headquarter and branch facilities with F.F. & E.
                             as going concerns.
     Retail:                 Community mall, power centers, neighborhood
                             and strip shopping, factory outlet mall and
                             free-standing outlets.
     Residential:            Multi-family apartments, condominiums and
                             sub-division analysis.   Nursing homes and
                             retirement centers; mobile home parks; hotels
                             and motels.
     Special Use:            Auto dealerships, parking garage, restaurants,
                             churches, marina, truck stops and amusement park.
     Industrial:             Bulk warehouses, multi-tenant distribution,
                             manufacturing and showroom-office facilities.

A list of clients and references is available upon request.

                                    ADDENDA


Review of the Assisted Living Industry

[A PHOTOCOPY OF AN ARTICLE OF SENIOR HOUSING PROJECTED GROWTH AND
CAPTITIALIZATON RATES FOR SECOND QUARTER OF 2000]